May 18, 2009

Dear Shareholder,

On May 15, 2009, CIB Marine Bancshares, Inc. (“CIB Marine”) filed its quarterly financial report on Form 10-Q for the first quarter of 2009 with the Securities and Exchange Commission (“SEC”), disclosing continued operating losses driven by credit quality issues and interest expense on its trust preferred securities. The full report is available on CIB Marine’s website, www.cibmarine.com.

The following is a summary of some important information contained in the first quarter 2009 Form 10-Q, but you are encouraged to read the entire document:

•	Net loss for the first quarter of 2009 was $5.8 million, or $0.32 per share. This compares to a net loss of $2.8 million, or $0.15 per share, for the first quarter of 2008.

•	At March 31, 2009, total assets were $858 million compared to $906 million at December 31, 2008, reflecting slightly lower loan balances and planned reductions in the investment portfolio.

•	Net interest margin declined to 1.73% in first quarter of 2009 compared to 2.44% in first quarter of 2008.

•	Tier 1 leverage capital ratio of CIB Marine declined to 3.06% as of March 31, 2009, below the minimum required to be considered adequately capitalized under regulatory guidelines.

•	Regulatory capital ratios at both of CIB Marine’s subsidiary banks, Central Illinois Bank and Marine Bank, continued to be significantly above well-capitalized guidelines at March 31, 2009.

During the first quarter of 2009, CIB Marine continued with its efforts to restructure its trust preferred securities (“TruPS”). As noted in a Form 8-K filed on March 17, 2009, CIB Marine submitted a consent solicitation to holders of its existing TruPS to modify the obligations pursuant to a proposed plan of restructuring (the “Plan”). Under the Plan, approximately $100.9 million of junior subordinated debentures and related deferred interest would be replaced with approximately $94.9 million aggregate liquidation preference of newly-issued CIB Marine 7% fixed rate perpetual noncumulative preferred stock.

Management and the board believe that this restructuring would eliminate the consequences of default and improve CIB Marine’s balance sheet, regulatory capital position and operating results. This could provide time for CIB Marine to position itself to seek a business combination transaction on more advantageous terms and result in greater value for both the holders of the TruPS as well as CIB Marine’s common shareholders. Until such a transaction can be completed, CIB Marine remains committed to maintaining capital ratios at its bank subsidiaries in excess of regulatory requirements.

The vote on the Plan was concluded on May 11, 2009, without CIB Marine obtaining the consent of the TruPS holders necessary to implement the Plan. CIB Marine continues to evaluate other options to restructure the company consistent with the Plan and is in the process of preparing a modified proposal to present to the TruPS holders in the second quarter of 2009.

We will continue to keep you updated on our progress.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008.